Exhibit 10.3

Non-Competition Agreement

This Employee Non-Compete Agreement (“Agreement”) is entered into by and between Precision Optics Corporation, a Massachusetts company (the “Company”), and Joseph Traut (the “Employee”) (the Employer and the Employee are collectively referred to as the “Parties”), as of September 29, 2025 (the “Effective Date”).

In consideration of Employee’s employment by Company as Chief Operating Officer, the grant of stock options to him, and other fair and reasonable consideration, which Employee acknowledges to be good and sufficient consideration for Employee’s obligations under this Agreement, Company and Employee agree as follows:

1.	Acknowledgments. Company is engaged primarily in the business of designing and manufacturing optical components and optical assemblies for medical, industrial, and military applications (the “Core Business”). The Parties have each determined that the restraints set forth in this Agreement are reasonable and appropriate under the circumstances, and Employee agrees to abide by and be bound by the covenants set forth in this Agreement. Nothing in this Agreement shall be construed to in any way to terminate, supersede, undermine, or otherwise modify the Employment relationship between Company and Employee as defined in the Employee’s Employment Agreement.

2.	Non-Competition. Employee understands that the nature of Employee’s position gives the Employee access to and knowledge of Company’s confidential and proprietary information and places the Employee in a position of trust and confidence with Company. Employee understands and acknowledges that the intellectual services Employee provides to Company are unique, special and extraordinary. Employee further understands and acknowledges that Company’s ability to reserve these for the exclusive knowledge and use of Company is of great competitive importance and commercial value to Company, and that improper use or disclosure by the Employee is likely to result in unfair or unlawful competitive activity. Because of Company’s legitimate business interest as described in this Agreement and the good and sufficient consideration offered to the Employee, during the Restricted Period, Employee agrees and covenants not to engage in Competitive Activities within the Restricted Territory.

“Restricted Period” means the period of Employee’s employment with Company and twelve (12) months immediately following the termination of Employee’s employment with Company.  “Restricted Territory” means the entire world.  “Competitive Activities” means advice or other assistance regarding Competitive Products or Services, in return for remuneration or other pecuniary benefit or prospective gain (whether in the capacity of employee, consultant, agent, representative, director, owner, partner, or otherwise), other than on behalf of Company.  “Competitive Products or Services” shall mean and include any products or services similar to or otherwise directly or indirectly competitive with the Core Business of Company (whether for a business competitor or for a customer or prospective customer of Company).

In connection with his employment, Employee is being granted a stock option for a designated number of shares, vesting over a stated vesting period.  Such grant shall be on terms similar to those granted to other key employees of Company, except that Employee’s option shall carry an extended exercise period.  Specifically, upon termination of Employee’s employment with Company for any reason, the vested portion of such option shall remain exercisable throughout the Restricted Period, rather than for the customary period of 90 days after termination of employment.  The extended exercise period and resulting option shares shall be subject to termination or repurchase as stated in the option agreement.  Employee and Company mutually agree that such extended exercise period is intended to serve as consideration for Employee’s promises, undertakings, and obligations under this Section regarding post-employment non-competition.  Employee acknowledges and agrees that this consideration is adequate, fair, reasonable, and mutually agreed upon.

Nothing in this Agreement shall prohibit Employee from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation that competes directly or indirectly with the Company, provided that such ownership is promptly disclosed to the Chief Executive Officer of the Company and represents a passive investment in such corporation.

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This Section does not, in any way, restrict or impede Employee from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order.

3.	Other Covenants and Agreements Employee agrees and covenants to comply with any and all other restrictive covenants to Company, including non-solicitation obligations, as set forth in his Employment Agreement, and other agreements governing confidentiality of proprietary and Company information.

4.	Employee Acknowledgment. The Employee acknowledges and agrees that: (i) the Employee’s services to be rendered to the Employer are of a special and unique character; (ii) that Employee will obtain knowledge and skill relevant to Company’s industry, methods of doing business, and marketing strategies by virtue of the Employee’s employment; (iii) that the restrictive covenants and other terms and conditions of this Agreement are reasonable and reasonably necessary to protect the legitimate business interests of the Employer; (iv) that the Employee will be reasonably able to earn a living without violating the terms of this Agreement; and (v) that the Employee has the right and opportunity to consult with counsel before signing this Agreement.

5.	Notification to Third Parties. Company shall have the right to notify third Parties, including new employers, of Employee’s obligations under this Agreement.

6.	Massachusetts Law to Govern. The Parties intend that this Agreement shall be governed by and construed under the laws of the Commonwealth of Massachusetts, without application of the conflict-of-laws rules thereof.

7.	Enforcement; Limitations. (a) The Parties agree that breach of this Agreement by Employee will cause irreparable damage to Company and that in the event of such breach Company shall have, in addition to any other remedies available by law or contract, the right to an injunction, specific performance, or other equitable relief to prevent further violations hereunder, without the necessity of posting a bond or deposit in connection therewith. In any action arising from the breach of this Agreement, the prevailing Party shall be entitled to an award of its reasonable expenses, including attorney’s fees. In addition, upon any breach of this Agreement by Employee that has been finally adjudicated in the relevant court of law, Company shall no longer be obligated to pay Employee any amount that may otherwise be due pursuant to any employment agreement or any other contract or written arrangement between Employee and Company.

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(b) Notwithstanding any other provision of this Agreement, nothing in this Agreement shall be construed to restrict Employee (with or without notice to or consent from Company) from: communicating or filing any charge or complaint with a federal, state, local, or other governmental agency or regulatory entity; participating in a governmental agency or regulatory entity investigation or proceeding; giving truthful testimony or statements or disclosures to a governmental agency or regulatory entity; exercising any legally protected whistleblower rights (including under applicable securities laws); or reporting or discussing unlawful employment discrimination occurring in the workplace or at work-related events.

8.	Mutual Agreement to Arbitrate. The Parties mutually promise and agree that, other than an action for injunctive relief which must be brought in a court of competent jurisdiction, any controversy or claim arising out of or related to this Agreement, or breach thereof, shall be settled by arbitration by a single arbitrator, to be agreed upon by the Parties, in an arbitration proceeding to be conducted in Boston, Massachusetts and otherwise in accordance with the Federal Arbitration Act and the Employment Arbitration Rules of the American Arbitration Association. The terms regarding the use of arbitration will be those terms set forth in Section 17 of the Employment Agreement entered into by Employee and Company and dated September 29, 2025.

9.	Severability. If any provision of this Agreement is held to be unenforceable because it is overly broad in scope or duration, such provision shall be limited in scope or duration as a court determines to be reasonable under the circumstances and shall be enforced as so limited. If any provision hereof is otherwise held to be unenforceable under applicable law, such provision shall be ineffective to the extent of such unenforceability without invalidating the remainder of the provision or the remaining provisions contained in this Agreement.

10.	Assignment. The obligations of Employee hereunder are personal and unique and may not be assigned without the prior written consent of Company. Company, at its election, may assign this Agreement or any rights hereunder, effective upon notice to Employee. Subject to the foregoing limitations, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective heirs, legal representatives, successors, and assigns.

11.	Entire Agreement; Modifications. This Agreement constitutes the entire agreement between the Parties regarding the subject matter hereof, and supersedes all prior or contemporaneous proposals, understandings, and representations by either Party with respect to the subject matter thereof. No amendment, modification, or addition to this Agreement shall be binding unless in writing and signed by the Parties hereto.

12.	Waiver. The waiver by either Party hereto shall not be effective unless given in a writing signed by the Party to be bound thereby. A Party’s failure to enforce any provision hereof in one instance shall not operate as or be construed as a waiver of or defense to any subsequent breach by such other Party.

13.	Consideration. Employee acknowledges and agrees that the consideration provided to Employee by Company (including employment with the company) constitutes good and sufficient consideration for Employee’s agreement to abide by the terms of this Agreement.

14.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument. Any fully signed counterpart may be introduced into evidence in any action or proceeding without having to produce the other counterparts.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date below.

Precision Optics Corporation
By:/s/ Joseph Forkey Name: Joseph N. Forkey, CEO
Signature: /s/ Joseph Traut Print Name: Joseph W. Traut Date: September 29, 2025

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